EXHIBIT 10.12

Sedley Place, 4th Floor
361 Oxford Street
London
W1C 2JL

XXXX

Dear X

The Alliance Boots 2012 Long Term Incentive Plan (the “Plan”)

I am pleased to provide you with details of an award (the “Award”) granted to you today (the “Date of Grant”) under the Plan. The Plan has been designed to reward participants for the continued performance of the Alliance Boots Group, for the delivery of synergies and to align participants with Walgreens through the award of Walgreen shares as part of the Plan.

Grant of Award
The Award comprises three separate parts:
•	the Group Target Part which is a cash award and has a maximum value of £X;
•	the Synergy Target Part, which is a cash award and has a maximum value of £X; and
•	the Share Part which is an award of X Walgreen shares.

Based on the current Walgreen share price of $50 per share, the Award has an aggregate value at the Date of Grant of £X.

The effective start date of the Plan is 1 August 2012 (The “Effective Date of the Plan”). Each Part of the Award is described more fully below.

Group Target Part
The Group Target Part of your Award is subject to a performance condition based on the budget trading profit performance of the Group excluding trading profit from the joint synergy programme with Walgreens (the “TP Target”). The performance measurement periods are the respective years ending in March 2013, March 2014, March 2015 and the period from April 2015 to July 2015 (each being a “Performance Period”).

At the end of each Performance Period the Remuneration Committee will determine whether the TP Target has been achieved for the Executive Directors of Alliance Boots GmbH, and the same performance measure will apply to the other participants. The table below sets out the portion of the Group Target Part of the Award for each Performance Period:

Performance Periods	% of Group Target Part vesting if TP Target achieved
1 April 2012 to 31 March 2013	22.3%
1 April 2013 to 31 March 2014	33.3%
1 April 2014 to 31 March 2015	33.3%
1 April 2015 to 31 July 2015	11.1%
100.0%

If the TP Target is not met for any Performance Period then the amount of the Group Target Part of your Award for that Performance Period is nil.

If the merger with Walgreens is completed, two thirds of the total amount vested will be paid immediately, with the remaining third paid one year later if you are still employed by the merged group. If the merger takes place during a Performance Period then the portion vesting will be pro rated. If the merger does not take place by the end of the Performance Periods, then the amount vested will be immediately paid in full.

Any payment due to you in respect of the Group Target Part of your Award will be made to you, net of applicable income taxes and social security contributions.

Synergy Target Part
The Synergy Target Part of your Award is subject to a performance condition based on a synergy target (the “Synergy Target”). The performance measurement periods are the respective years ending in August 2013, August 2014, August 2015 (each being a “Performance Period”).

At the end of each Performance Period it will be determined whether the Synergy Target has been achieved. The table below sets out the portion of the Synergy Target Part of the Award for each Performance Period:

Performance Periods	% of Synergy Target Part vesting if Synergy Target achieved
1 August 2012 to 31 August 2013	33.3%
1 September 2013 to 31 August 2014	33.3%
1 September 2014 to 31 August 2015	33.3%
100.0%

If the Synergy Target is not met for any Performance Period then the amount of the Synergy Target Part of your Award for that Performance Period is nil.

If the merger with Walgreens is completed, two thirds of the total amount vested will be paid immediately, with the remaining third paid one year later if you are still employed by the merged group. If the merger takes place during a Performance Period then the portion vesting will be pro rated. If the merger does not take place by the end of the Performance Periods, then the amounted vested will be immediately paid in full.

Any payment due to you in respect of the Synergy Target Part of your Award will be made to you, net of applicable income taxes and social security contributions.

Share Part
There is no performance condition associated with the Share Part of your Award. It will vest if the merger with Walgreens is completed and you remain in employment with the Alliance Boots Group (and are not working your notice or are on garden leave from your employer) on the date of completion of the merger with Walgreens.

The transfer of any shares to you under the Share Part of your Award will be made under arrangements that ensure that any applicable income tax and social security contributions that arise in connection with the transfer will be withheld.

Cessation of Employment
If you cease to be employed for any reason other than those mentioned below (or you are working a notice period or are on garden leave from your employer) before the award vests, the Share Part, the Group Target Part and the Synergy Target Part of your Award will lapse.

If you cease to be employed by the Group due to death, disability, retirement, redundancy, or the company or business in which your work ceasing to be part of the Group, the Group Target Part and the Synergy Target Part may vest subject to the extent determined by the Board as defined in the rules of the Plan.

Plan Rules
Your Award is made subject to the terms of the Plan and in the event of any discrepancy between the content of this letter and the terms of the Plan, the terms of the Plan will prevail.

A copy of the rules of the Plan is available from Frank Standish. Please e-mail a request to frank.standish@allianceboots.com if you wish to receive a copy.

This Award is personal to you and it must be kept confidential. Failure to keep details of this Award confidential will result in its forfeiture.

Taxation
A general summary of the tax position for this award in your jurisdiction is enclosed.

The summary is intended only as a general guide to the taxation position in your jurisdiction and does not constitute tax or legal advice. It has been prepared on the basis of current legislation and revenue practice as at the date of this letter, which may change in the future. If you are in any doubt as to your personal tax position or as to how the legislation works in relation to your own particular circumstances, you should contact your personal tax adviser.

If you have any questions about the Plan or the award granted to you under it, please contact Frank Standish on XXXXX or email XXXXXX.

Yours sincerely,

Stefano Pessina	Dominic Murphy

For and on behalf of Alliance Boots